EXHIBIT 10.1

ANAREN, INC.

RESTRICTED STOCK AGREEMENT

          This sets forth the terms of the RESTRICTED STOCK AGREEMENT (“Agreement”), entered into as of ________________, by and between ANAREN, INC. (“Company”) and ___________________, a member of the Company’s Board of Directors (“Grantee”), to document the grant of restricted stock pursuant to the Company’s 2004 Comprehensive Long-Term Incentive Plan.

TERMS

          1.     Definition of Terms.  For purposes of this Agreement, all defined terms, as indicated by the capitalization of the first letter of such term, shall have the meanings specified in the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan (“Plan”) to the extent not specified in this Agreement.

          2.     Grant of Restricted Stock.  Pursuant to the Plan and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee, and the Grantee accepts, _________ shares of Restricted Stock.

          3.     Restrictions.

                  (a)     The shares of Restricted Stock are awarded to the Grantee on the condition that the Grantee remains a director of the Company throughout the Forfeiture Period (as defined below).

                  (b)     The Forfeiture Period for the shares of Restricted Stock awarded pursuant to this Agreement shall expire as of the later of:

(i)	the third anniversary of the date of this Agreement; and

(ii)

the last day of the Company’s single fiscal year during which the Company has both (A) net sales from operations of at least $_______________, and (B) operating income of at least __ percent of net sales, excluding FAS 123R stock-based compensation expense and any one-time extraordinary expenses incurred in connection with an acquisition, merger or other business combination, and additionally excluding any amortization expense from intangibles resulting from acquisitions, mergers or other business combination.

The determination of whether the conditions of (ii)(A) and (ii)(B) above have been satisfied shall be made by the Committee and approved by the Board at the Committee’s and Board’s sole discretion.  If the conditions in (ii)(A) and (ii)(B) above are not satisfied by the last day of the fifth full fiscal year after the date of this Agreement, then this Agreement shall expire and the Grantee shall forfeit the shares of Restricted Stock granted pursuant to this Agreement.

                  (c)     During the Forfeiture Period, the shares of Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, and the Grantee agrees not to sell, exchange, transfer, pledge or otherwise dispose of any of such shares, or attempt to do so, during the Forfeiture Period.

                  (d)     During the Forfeiture Period, the Committee, in its discretion, but subject to approval by the Board, may modify and/or terminate this Agreement at any time and for any reason.

          4.     Termination.

                  (a)     Except to the extent provided in (b) below and notwithstanding any contrary provisions in the Plan, if the Grantee’s directorship terminates prior to the expiration of the Forfeiture Period, the Grantee shall, on the date of termination, forfeit the number of shares of Restricted Stock with respect to which the Forfeiture Period is in effect.

                  (b)     If the Grantee’s directorship is terminated prior to the expiration of the Forfeiture Period due to the Grantee’s death, Disability, Retirement, or due to a Change of Control, the Committee may, at its sole discretion, waive part or all of the restrictions applicable to some or all of the Restricted Stock.

          5.     Plan Amendment.  Upon approval of this Agreement by the Board, this Agreement shall constitute a limited-scope amendment of the provisions of the Plan that might otherwise be inconsistent with the terms of this Agreement, including, but not limited to, provisions of the Plan that might otherwise provide for more favorable vesting upon termination.  The Plan amendment created by the Board’s approval of this Agreement, however, shall be limited to the Restricted Stock granted pursuant to this Agreement and the Restricted Stock granted pursuant to the other similar Restricted Stock Awards approved by the Board on same date that this Agreement is approved by the Board.

          6.     No Right To Continued Membership.  This Agreement shall not confer upon the Grantee any right to continued membership on the Company’s Board of Directors.

          7.     Withholding.  The Company shall have the right to deduct any sums that federal, state or local tax laws require to be withheld from Grantee’s compensation from the Company upon the grant or vesting of Restricted Stock.  In the alternative, the Board may require as a condition to either granting Restricted Stock or issuing Common Shares that the Grantee pay to the Company for deposit with the appropriate taxing authority, any amounts that federal, state or local tax laws require to be withheld.

          8.     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, and the heirs, successors and permitted assigns of the Grantee.

          9.     Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York.  The Grantee agrees to accept as binding, conclusive and final all decisions and interpretations of the Board with respect to any questions that may arise under the Plan and this Agreement.

          10.   Acknowledgments by Grantee.  Grantee acknowledges that he has been advised, and that Grantee understands, that:

                  (a)     this document constitutes part of a prospectus covering securities that have been or will be registered under the Securities Act of 1933;

                  (b)     the grant of Restricted Stock and the issuance of any Common Shares may be subject to, or may become subject to, applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act of 1933 (“Rule 144”) and Section 16 of the Securities Exchange Act of 1934 (“Section 16”); and

                  (c)     Common Shares acquired could be subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

The Grantee further acknowledges receipt of a copy of the Plan.

          The Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has executed this Agreement, both as of the day and year first written above.

ANAREN, INC.		GRANTEE

By:

DAVID M. FERRARA
Secretary and General Counsel